Exhibit 99.1

       Ameron Reports Higher First Quarter Sales and Earnings

    PASADENA, Calif.--(BUSINESS WIRE)--March 26, 2003--Ameron International Corporation (NYSE:AMN) today reported earnings of $.54 per diluted share on sales of $130.6 million for the three months ended February 28, 2003. Ameron earned $.43 per diluted share on sales of $120.7 million during the first quarter of 2002.
    "The first quarter performance exceeded expectations," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "Strong improvements by the Fiberglass-Composite Pipe Group and the Performance Coatings & Finishes Group offset a decline by the Water Transmission Group and lower income from joint ventures. Overall, we are pleased that Ameron's consolidated operations improved in spite of significantly higher insurance and pension costs."
    The Water Transmission Group had higher sales but lower profits because of a change in product mix and higher insurance and pension costs. During 2003, sales of lower-margin bridge pilings increased as the San Francisco/Oakland Bay Bridge project went into full production. The near-term outlook for the Water Transmission Group remains positive.
    The Fiberglass-Composite Pipe Group's sales and profits increased significantly in the first quarter of 2003. The improvement came almost exclusively from Asian operations due primarily to the strength of offshore oil and gas and marine markets. Operations outside of Asia were not as strong, with both U.S. and European industrial markets sluggish. Sales into worldwide, on-shore oilfield markets also remained lower than in the same period in 2002. The near-term outlook for Fiberglass-Composite Pipe has improved due to the strength of Asian markets.
    The Performance Coatings & Finishes Group was marginally profitable on higher sales in 2003, compared to being unprofitable in 2002. Sales from operations in Australia, New Zealand and Europe increased, while sales in the U.S. declined due to weak industrial markets and partly to deferred maintenance of deployed U.S. Navy ships. The near-term outlook for the Performance Coatings & Finishes Group has improved slightly, but full recovery is dependent on improved demand by industrial, marine and oilfield markets in the U.S. and Europe.
    The Infrastructure Products Group had higher sales but lower profits, primarily due to higher insurance and pension costs. Infrastructure Products continued to benefit from low interest rates and the associated strength in housing and commercial construction throughout the mainland U.S. and Hawaii. The expectations for the Infrastructure Products Group remain favorable.
    Ameron's equity in earnings of joint-venture companies declined due to TAMCO, Ameron's 50%-owned steel mill in California. TAMCO, which purchases and melts scrap for conversion into reinforcing bar, was affected by increased energy and scrap costs. Scrap prices increased due to worldwide demand, especially for the Chinese steel market. TAMCO is expected to improve later in the year.
    James Marlen continued, "Ameron did well in the first quarter in spite of increases in pension and insurance costs and soft economic conditions worldwide. The first quarter is traditionally Ameron's weakest period and not indicative of the full year because of holiday schedules, weather and seasonal buying patterns. Global political and economic uncertainties continue to make forecasting difficult. However, we are encouraged by the first quarter performance; and our outlook for 2003 has improved."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                    Three Months Ended February 28,
                 (In thousands, except per share data)
                              (Unaudited)

                                                      2003       2002
                                                  ---------  ---------
Sales                                            $ 130,621  $ 120,702
Cost of Sales                                     ( 97,956)  ( 90,263)
                                                  ---------  ---------
Gross Profit                                        32,665     30,439
Selling, General and Administrative Expenses      ( 28,569)  ( 27,238)
Royalties, Equity and Other Income                     668      1,791
                                                  ---------  ---------
Income before Interest and Income Taxes              4,764      4,992

Interest Expense, Net                              ( 1,469)   ( 2,388)
                                                  ---------  ---------
Income before Income Taxes                           3,295      2,604
Provision for Income Taxes                         ( 1,120)     ( 833)
                                                  ---------  ---------
Net Income                                       $   2,175  $   1,771
                                                  =========  =========

Net Income Per Diluted Share                     $     .54  $     .43
                                                  =========  =========

Cash Dividends Paid Per Share                    $     .32  $     .32
                                                  =========  =========


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
                    Three Months Ended February 28,
                            (In thousands)
                              (Unaudited)

                                                       2003      2002
                                                    --------  --------
Operating Activities
 Net Income                                        $  2,175  $  1,771
 Adjustments to Reconcile Net Income
  to Net Cash Provided by Operations                  5,069     5,535
 Changes in Operating Assets and Liabilities          5,611   ( 3,273)
                                                    --------  --------
Net Cash Provided by Operations                      12,855     4,033

Investing Activities
 Proceeds from Sale of Assets                           228       134
 Additions to Property, Plant and Equipment         ( 3,902)  ( 2,825)
                                                    --------  --------
Net Cash Used in Investing Activities               ( 3,674)  ( 2,691)

Financing Activities
 Short and Long-Term Borrowings, Net                ( 4,430)    2,579
 Debt Issuance Costs                                ( 1,468)        -
 Dividends on Common Stock                          ( 1,264)  ( 1,239)
 Issuance of Common Stock                               147         -
 Change in Treasury Stock                                27         -
                                                    -------- ---------
Net Cash (Used In) Provided by Financing
 Activities                                         ( 6,988)    1,340

Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                              350      ( 66)
                                                    --------  --------
Net Change in Cash and Cash Equivalents            $  2,543  $  2,616
                                                    ========  ========

                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                           February 28,   November 30,
                                              2003           2002
                                           (Unaudited)
                                           ------------   ------------
ASSETS
Current Assets
 Cash and Cash Equivalents                   $ 12,903        $ 10,360
 Receivables, Net                             130,411         131,283
 Inventories                                   89,009          88,020
 Other Current Assets                          26,451          23,199
                                              --------        --------
  Total Current Assets                        258,774         252,862
Investments and Advances -
 Joint Ventures                                19,361          18,927
Property, Plant and Equipment, Net            147,085         145,242
Goodwill and Intangible Assets                 13,137          13,013
Other Assets                                   37,886          32,898
                                              --------        --------
 Total Assets                                $476,243        $462,942
                                              ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-Term Borrowings                       $     26        $  1,009
 Current Portion of Long-Term Debt              8,333           8,333
 Trade Payables                                51,578          46,295
 Accrued Liabilities                           44,990          45,994
 Income Taxes Payable                           3,548           2,026
                                              --------        --------
  Total Current Liabilities                   108,475         103,657
Long-Term Debt, Less Current Portion           99,895         102,823
Other Long-Term Liabilities                    49,588          44,636
                                              --------        --------
 Total Liabilities                            257,958         251,116
Stockholders' Equity
 Common Stock                                  13,208          13,198
 Additional Paid-In Capital                    23,692          23,950
 Unearned Restricted Stock                    ( 1,993)        ( 2,164)
 Retained Earnings                            271,360         270,449
 Accumulated Other Comprehensive Loss         (39,350)        (44,948)
 Treasury Stock                               (48,632)        (48,659)
                                              --------        --------
  Total Stockholders' Equity                  218,285         211,826
                                              --------        --------
 Total Liabilities and Stockholders' Equity  $476,243        $462,942
                                              ========        ========

    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626/683-4000